Exhibit 99.1
For Immediate Release

Prestige Brands Holdings, Inc. Completes Purchase of Hydralyte® for Its Australian Subsidiary

Tarrytown, NY, May 1, 2014—Prestige Brands Holdings, Inc. (NYSE-PBH) (“Prestige”) today announced that it has closed the previously announced acquisition of Hydralyte™ from the Hydration Pharmaceuticals Trust of Victoria, Australia. Hydralyte is the leading over-the-counter oral rehydration brand in Australia, and will be marketed and sold through Care Pharmaceuticals (“Care”), Prestige’s subsidiary in Australia.

The transaction was finalized pursuant to the original terms of the purchase agreement announced on April 15, 2014. As previously mentioned, the acquisition of Hydralyte is projected to double the revenues of Care to approximately $50 million (AUD), and is expected to be accretive to Prestige’s earnings per share for fiscal 2015, exclusive of transaction, integration and purchase accounting items. Prestige acquired Care in July 2013.

About Prestige Brands Holdings, Inc.
The Company markets and distributes brand name over-the-counter and household cleaning products throughout the U.S., Canada, Australia, and in select international markets. Core brands include Chloraseptic® sore throat treatments, Clear Eyes® eye care products, Compound W® wart treatments, The Doctor's® NightGuard® dental protector, the Little Remedies® and PediaCare® lines of pediatric over-the-counter products, Efferdent® denture care products, Luden's® throat drops, Dramamine® motion sickness treatment, BC® and Goody's® pain relievers, Beano® gas prevention, Debrox® earwax remover, and Gaviscon® antacid in Canada.

Note Regarding Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "project," "will," "expect," "goal," "positioned," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the projected revenues for Care Pharmaceuticals and the acquisition’s expected impact on earnings per share for 2015. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those in the forward-looking statements as a result of a variety of factors, including the impact of foreign exchange, general economic and business conditions, our ability to successfully integrate Hydralyte, competitive pressures, unexpected costs, liabilities and disruptions resulting from the integration, or adverse changes in the laws of the countries in which Hydralyte products are sold. A discussion of other factors that could cause results to vary is included in the Company's Annual Report on Form 10-K for the year ended March 31, 2013 and other periodic reports filed with the Securities and Exchange Commission. Except to the extent required by applicable securities laws, we are not under any obligation to (and expressly disclaim any such obligation to) update any forward-looking statements, whether as a result of new information, future events, or otherwise. All statements contained in this press release are made only as of the date of this release.

Contact:
Dean Siegal, 914-524-6819